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                                                                    Exhibit (14)


                                     GALAXY FUND


                            INDIVIDUAL RETIREMENT ACCOUNT


                                 CUSTODIAL AGREEMENT


                                       ARTICLE I

                                     DEFINITIONS


     By executing the Adoption Agreement, the Participant hereby establishes an Individual Retirement Account Plan intended to qualify under Section 408 of the Internal Revenue Code ("Code") for the exclusive benefit of the Participant or his or her Beneficiaries. The interest of the Participant in the balance in the Custodial Account hereby created is, and at all times shall remains fully vested and nonforfeitable.

     1.1  "ACCOUNT"

          Shall mean the assets held from time to time under this Agreement for the account of the Participant or the Participant's Beneficiary or Beneficiaries.

     1.2  "ADOPTION AGREEMENT"

          Shall mean the form prescribed by the Sponsor as

executed by the Participant, by which the Participant adopted the Plan as set forth herein, including any written notice from the

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sponsor to the Participant by which the Sponsor acknowledges its acceptance thereof.

     1.3  "AGREEMENT"

          Shall mean this Custodial Agreement and the Adoption Agreement.

     1.4  "BENEFICIARY"

          Shall mean the person or persons designated by a Participant or otherwise specified pursuant to Section 4.6.

     1.5  "CODE"
          Shall mean the Internal Revenue Code of 1986, as amended from time to time.

     1.6  "CUSTODIAN"

          Shall mean Fleet National Bank, 100 Westminster Street, Providence, Rhode Island.


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     1.7  "EARNINGS"

          Shall mean wages, salaries, professional fees, or other amounts derived from or received for personal services actually rendered (including, but not limited to, commissions paid salesmen, compensation for services on the basis of a percentage of profits, commissions on insurance premiums, tips, and bonuses) and includes earned income, as defined in Section 401(c)(2) (reduced by the deduction the self-employed individual takes for contributions made to a self-employed retirement plan). For purposes of this definition, Section 401(c)(2) shall be applied as if the term trade or business for purposes of
Section 1402 included service described in subsection (c)(6). Earnings do not include amounts derived from or received as earnings or profits from property (including, but not limited to, interest and dividends) or amounts not includible in gross income. Earnings also do not include any amount received as a pension or annuity or as deferred compensation. Earnings shall include any amount includible in the individual's gross income under Section 71 with respect to a divorce or separation instrument described in subparagraph (A) of Section 71(b)(2).

     1.8  "EXCESS CONTRIBUTIONS"

          Shall mean the portion of any contribution by or on behalf of a Participant which is in excess of the permissible contribution limits under
Section 219 of the Code with respect to the Year in question.

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     1.9  "MUTUAL FUND" OR "MUTUAL FUNDS"

          Shall mean the Galaxy family of Mutual Funds which are offered by the Sponsor.

     1.10 "PARTICIPANT"

          Shall mean the individual named as such in the Adoption Agreement.

     1.11 "PLAN"

          Shall mean the Custodial Individual Retirement Account Plan as set forth in this Agreement.

     1.12 "ROLLOVER CONTRIBUTION"

          Shall mean a contribution which is composed of funds from an individual retirement plan or other tax qualified plan and which meets the requirements of Section 402(a)(5), 402(a)(6), 402(a)(7), 403(a)(4), 403(b)(8),
or 408(d)(3) of the Code.

     1.13 "SEP CONTRIBUTION"

          Shall mean a contribution made on behalf of a Participant by an employer under a simplified employee pension plan as defined in Section 408(k) of the Code.

     1.14 "SPONSOR"

          Shall mean the Galaxy Fund, 440 Lincoln Street, Worcester, MA 01605-1959.

     1.15 "YEAR"

          Shall mean the calendar year.


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                                      ARTICLE II

                               CONTRIBUTIONS TO ACCOUNT


      2.1 ANNUAL CASH CONTRIBUTIONS.

          Except in the case of a Rollover Contribution or SEP Contribution, for each Year no contributions will be accepted unless they are in cash, and the total of such contributions shall not exceed whichever of the following is applicable, as determined by the Participant:

          (a)  BASIC INDIVIDUAL ACCOUNT.

               The lesser of $2,000 or 100% of the Participant's Earnings for such Year.


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          (b)  SPOUSAL ACCOUNT.

               If the Participant and his or her spouse file a joint federal income tax return for the Year and either the Participant or his or her spouse has no Earnings for such Year, the aggregate amount contributed by or on behalf of the participant (or if the Participant has no Earnings, by or on behalf of the Participant's spouse) to the Account and a similar individual retirement plan for the Participant's spouse, may not exceed the lesser of $2,250 or 100% of the Earnings of the Participant for such Year (or if the Participant has no Earnings for the Year, the Earnings of the Participant's spouse), but in no event shall the amount contributed under this Subsection (b) to the Account for any Year exceed $2,000. For purposes of this paragraph, a Participant or spouse with Earnings may elect to be treated as having no Earnings.

          No amount may be contributed pursuant to this Section 2.1 for the Year in which the Participant attains age 70 1/2 or any Year thereafter.
          For purposes of this Section 2.1, a contribution to the Account shall be deemed to have been made on the last day of the preceding Year if the contribution is made on account of such Year and is made not later than the date prescribed by law for filing the Participant's federal income tax return for such Year (without regard to any extensions of time for filing granted to the Participant).

      2.2 ANNUAL SEP CONTRIBUTIONS.


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          When this Plan is adopted by a Participant for use in connection with a simplified employee pension plan (as defined in Section 408(k) of the Code) of the Participant's employer (a "SEP"), the limitations on annual contributions in
Section 2.1 shall not apply with respect to the employer's SEP contributions, and the limitations on SEP Contributions for the year, in addition to contributions otherwise permitted to the participant under Section 2.1, shall be the lesser of (i) 15% of the Participant's Earnings for the Year (not to exceed $200,000, as adjusted for cost of living increases) from the participant's employer (determined without regard to the employer's SEP Contribution), and
(ii) the amount of the SEP Contribution included in the Participant's gross income, but not in excess of $30,000 (as adjusted for cost of living increases). For purposes of this Section 2.2, a contribution to the Account shall be deemed to have been made on the last day of the preceding Year if the contribution is made on account of such Year and is made not later than the due date for filing the Participant's federal income tax return for such Year or such later date as may be permitted under the Code.

      2.3 ROLLOVER CONTRIBUTIONS.

          In addition to any annual contributions referred to in Section 2.1 or
Section 2.2, a Participant may contribute or cause to be contributed to the Account at any time a Rollover Contribution. The Plan will accept for the Account only Rollover Contributions which consist of cash or Mutual Fund shares.


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      2.4 TREATMENT OF EXCESS CONTRIBUTION.

          If a Participant notifies the Sponsor in writing that all or any portion of the amount contributed to the Account by or on behalf of the Participant with respect to any Year is an Excess Contribution, and if such written notice specifies the amount of such Excess Contribution, the Sponsor will, at the election of the Participant, either (a) distribute such Excess Contribution from the Account to the Participant, or (b) subject to the limitations in Section 2.1, credit such Excess Contribution as if it were a cash contribution by or on behalf of the Participant for the current or following Year. If the Participant's notice indicates that he or she intends for a distribution pursuant to subdivision (a) of the preceding sentence to comply with Section 408(d)(4) of the Code (concerning a return of Excess Contribution and net income thereon prior to the due date of the Participant's tax return), the Sponsor will, not later than the tenth (l0th) business day following receipt of the Participant's notice, distribute to the Participant the Excess Contribution plus the amount of income attributable to such Excess Contribution, reduced by any interest penalty for early withdrawal imposed by federal banking law and regulation.

      2.5 RESPONSIBILITY OF THE SPONSOR AND CUSTODIAN.

          Neither the Custodian nor the Sponsor shall be responsible for the deductibility under the Code of any contribution or the qualification of any Rollover Contribution or SEP Contribution, and under no circumstances shall the Custodian


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or Sponsor be liable to a Participant for any disallowance of such deduction or for the failure of a contribution to qualify as a Rollover Contribution or SEP Contribution.

      2.6 SPONSOR TO MAINTAIN RECORDS.

          The Sponsor shall maintain separate records showing the interest of each Participant, shall furnish annual calendar year reports concerning the valuation and status of the Account, and shall maintain such other accounts and records as it deems necessary to administer the Plan.


                                     ARTICLE III

                                INVESTMENT OF ACCOUNT


       3.1     INVESTMENT OF CONTRIBUTIONS.

          The Participant has the sole discretion and authority, fully and completely, to select and direct the investment of all assets in the Participant's Account in such Mutual Funds as the Sponsor may allow. The Participant accepts full and sole responsibility for the success or failure of any selection made. Upon the death of the Participant, the Beneficiary assumes all rights and responsibilities for investment of the Account.


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       3.2     CUSTODIAN AND SPONSOR LIMITATION ON LIABILITY.

          Neither the Custodian nor the Sponsor shall be liable for the acts or omissions of the Participant. Neither the Custodian nor the Sponsor will act as an investment advisor to a Participant and shall not have any duty to question the Participant's or his authorized agent's directions regarding the purchase, retention, or sale of any asset.

       3.3     SPONSOR'S INTERIM RESPONSIBILITY.
          The Participant shall direct the Sponsor with regard to the investment of any cash in the Account. In the event such instructions are not received by the Sponsor, the Participant shall be deemed to have directed the Sponsor to invest such cash in the cash investment default option elected by the Sponsor.

       3.4     LIFE INSURANCE CONTRACTS; COLLECTIBLES; COMMINGLING.

          No part of the Account will be invested in life insurance contracts or in collectibles (such as, without limitation, precious metals, works of art, gems, or coins) as such term is defined in Section 408(m) of the Code. No part of the Account will be commingled with any other property except in a common trust fund or common investment fund which includes only assets of individual retirement accounts and the assets of trusts exempt from taxation under Section 501(a) of the Code which are parts of plans described in Section 401(a) of the Code.


                                      ARTICLE IV


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                              DISTRIBUTIONS FROM ACCOUNT


      4.1 GENERAL REQUIREMENTS AS TO DISTRIBUTIONS.

          Subject to the provisions of this Article IV, the Sponsor will distribute the Account or the remaining balance thereof to the Participant on such date and in such manner as the Participant shall have specified in written instructions to the Sponsor; provided, however, that the entire value of the Account of the individual must be, or commence to be, distributed to the Participant by the Participant's required beginning date, the April 1 following the Year in which the Participant reaches age 70 1/2.
          All instructions as to distribution shall be written, shall be signed by the Participant (or, if applicable, the Participant's Beneficiary), and shall be delivered to the sponsor. The Sponsor shall process the instructions no later than the tenth (10th) business day after receipt thereof. If instructions as to distribution are, in the opinion of the Sponsor, not clear, the Sponsor shall request clarification from the Participant or other person requesting distribution and, pending receipt of such clarification, no distribution shall be made.

          Except in the case of the Participant's death, disability (as defined in Section 72(m) of the Code) or after attainment of age 59 1/2, before the Sponsor shall be required to cause distribution of any amount to the Participant to occur, the


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Sponsor shall have received from the Participant a written declaration of his or tier intention as to the disposition of the amount to be distributed. The Sponsor may require such certificates or other proof as to the age, death, or disability of the Participant or other matters as the Sponsor deems necessary for it to establish the reasons for, or intended disposition of, the distribution.

      4.2 DISTRIBUTIONS TO PARTICIPANT.

          The Participant's entire interest in the Account must be or begin to be distributed by the Participant's required beginning date, the April 1 following the calendar year in which the Participant reaches age 70 1/2. By that date, the Participant may elect by his or her written instructions, in a manner acceptable to the Sponsor, to have the balance in the Account distributed in:

          (a)  A single lump sum payment;

          (b) Equal or substantially equal annual payments over a specified period that may not be longer than the Participant's life expectancy; or

          (c) Equal or substantially equal annual payments over a specified period that may not be longer than the joint life and last survivor expectancy of the Participant and his or her designated Beneficiary.

          Even if distributions have begun to be made under option (b) and (c) above, the Participant may receive a distribution of the balance in the Account at any time by giving


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written notice to the Sponsor.  If the Participant elects as a means of distribution (b) or (c) above, the annual payment required to be made by the Participant's required beginning date is for the Year the Participant reached age 70 1/2. Annual payments for subsequent Years, including the Year the Participant's required beginning date occurs, must be made by December 31 of that Year.

          If the Participant's entire interest is to be distributed in other than a lump sum, then the amount to be distributed each year (commencing with the required beginning date and each year thereafter) must be at least equal to the quotient obtained by dividing the Participant's benefit by the applicable life expectancy.

          For calendar years beginning before January 1, 1989, if the Participant's spouse is not the designated beneficiary the method of distribution selected must assure that at least 50% of the present value of the amount available for distribution is paid within the life expectancy of the Participant.

          For calendar years beginning after December 31, 1988, the amount to be distributed each year, beginning with the first calendar year for which distributions are required and then for each succeeding calendar year, shall not be less than the quotient obtained by dividing the Participant's benefit by the lesser of (1) the applicable life expectancy, or (2) if the Participant's spouse is not the designated beneficiary, the applicable divisor determined from the table set forth in Q&A-4


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of Section 1.401(a)(9)-2 of the Proposed Income Tax Regulations.  Distributions
after the death of the Participant shall be distributed using the applicable life expectancy as the relevant divisor without regard to proposed Regulations
Section 1.401(a)(9)-2.

          Life expectancy is computed by use of the expected return multiples in Tables V and VI of Section 1.72-9 of the Income Tax Regulations. Unless otherwise elected by the Participant by the time distributions are required to begin, life expectancies shall be recalculated annually. Such election shall be irrevocable as to the Participant and shall apply to all subsequent years. The life expectancy of a non-spouse Beneficiary may not be recalculated, instead life expectancy will be calculated using the attained age of such Beneficiary during the calendar year in which distributions are required to begin pursuant to this Section, and payments for subsequent years shall be calculated based on such life expectancy reduced by one for each calendar year which has elapsed since the calendar year life expectancy was first calculated.

      4.3 DISTRIBUTIONS UPON DEATH.

          If the Participant dies before his or her entire interest is distributed to him or her, the entire remaining interest will be distributed as follows:
          (a) If the Participant dies after distribution of his or her interest has begun, the remaining portion of such interest will continue to be distributed at least as rapidly as under the


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method of distribution being used prior to the Participant's death.

          (b) If the Participant dies before distribution of his or her interest begins, the Participant's entire interest will be distributed in accordance with one of the following four provisions:

               (1) The Participant's entire interest will be paid by December 31 of the calendar year containing the fifth anniversary of the Participant's death.

               (2) If the Participant's interest is payable to a Beneficiary designated by the Participant and the Participant has not elected (1) above, then the entire interest will be distributed over the life or over a period certain not greater than the life expectancy of the designated beneficiary commencing on or before December 31 of the calendar year immediately following the calendar year in which the Participant died. The designated Beneficiary may elect at any time to receive greater payments.

               (3) If the designated Beneficiary of the Participant is the Participant's surviving spouse, the spouse may elect to receive equal or substantially equal payments over the life or life expectancy of the surviving spouse commencing at any date prior to the later of (1) December 31 of the calendar year immediately following the calendar year in which the Participant died and (2) December 31 of the calendar year in which the Participant would have attained age 70 1/2. Such election must


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be made no later than the earlier of December 31 of the calendar year containing the fifth anniversary of the Participant's death or the date distributions are required to begin pursuant to the preceding sentence. The surviving spouse may accelerate these payments at any time, i.e., increase the frequency or amount of such payments.
               (4) If the designated Beneficiary is the Participant's surviving spouse, the spouse may treat the Account as his or her own individual retirement arrangement (IRA). This election will be deemed to have been made if such surviving spouse makes a regular IRA contribution to the Account, makes a rollover to or from such Account, or fails to elect any of the above three provisions.

          (c) If the Participant dies before his or her entire interest has been distributed and if the Beneficiary is other than the surviving spouse, no additional cash contributions or Rollover Contributions may be accepted in the Account.

          (d) Life expectancy is computed by use of the expected return multiples in Tables V and VI of Section 1.72-9 of the Income Tax Regulations.
     For purposes of distributions beginning after the owner's death, unless otherwise elected by the surviving spouse by the time distributions are required to begin, life expectancies shall be recalculated annually. Such election shall be irrevocable as to the surviving spouse and shall apply to all subsequent years. In the case of any other designated Beneficiary, life expectancies shall be calculated using the


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attained age of such Beneficiary during the calendar year in which distributions are required to begin pursuant to this Section, and payments for any subsequent calendar year shall be calculated based on such life expectancy reduced by one for each calendar year which has elapsed since the calendar year life expectancy was first calculated.

          (e) For purpose of this requirement, any amount paid to a child of the Participant will be treated as if it had been paid to the surviving spouse if the remainder of any interest becomes payable to the surviving spouse when the child reaches the age of majority.


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      4.4 INSTALLMENT DISTRIBUTIONS.

          In the case of distributions over life expectancy in equal or substantially equal annual payments, to determine the minimum annual payment for each Year, the Participant's entire interest in the Account as of the close of business on December 31 of the preceding Year shall be divided by the life expectancy of the Participant (or the joint life and last survivor expectancy of the Participant and the Participant's designated Beneficiary, or the life expectancy of the designated Beneficiary, whichever applies). The minimum annual payment may be made in a series of installments (e.g., monthly, quarterly, etc.) as long as the total payments for the Year made by the required date are not less than the minimum amounts required. Distributions shall be made pursuant to instructions received from the Participant or Beneficiary in accordance with the Regulations under Section 401(a)(9) of the Code.

      4.5 PENALTY ON EARLY WITHDRAWAL.

          If any distribution to a Participant results in the imposition of any penalty for early withdrawal, the amount of the distribution to the Participant shall be reduced by such penalty.


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      4.6 BENEFICIARY.

          A Participant may designate a Beneficiary or Beneficiaries at any time and any such prior designation may be changed or revoked at any time by a Participant by written designation signed by the Participant on a form acceptable to, and filed with, the Sponsor; provided, however, that such designation, or change or revocation of a prior designation, shall not become effective until it has been received by the Sponsor, nor shall it be effective unless received by the Sponsor within thirty (30) days after the death of the Participant, and provided further that the last such designation of Beneficiary or change or revocation of Beneficiary executed by the Participant, if received by the Sponsor within the time specified, shall control. If the Participant had not, by the date of his or her death, properly designated a Beneficiary in accordance with the preceding sentence, or if no designated Beneficiary survives the Participant, the Participant's Beneficiary for purposes of this plan shall be the Participant's surviving spouse, or if there is no surviving spouse, the Participant's issue by right of representation, or if there is no issue, the Participant's estate.

          Unless otherwise specified in the form of designation of Beneficiary filed by the Participant in accordance with the preceding paragraph, if a Beneficiary (whether designated by the Participant or as otherwise specified in the preceding paragraph) shall die prior to receiving his or her entire interest in the


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Account, such Beneficiary's remaining interest in the Account shall be paid to the estate of such deceased Beneficiary, except that if (i) distribution to the Participant had commenced pursuant to Section 4.2(c) under a method of distribution providing for a continuation of payments to the Participant's surviving spouse, and if (ii) the Participant predeceases such surviving spouse, and if (iii) the Participant did not otherwise specify in his or her written form of designation of Beneficiary, then such surviving spouse shall be entitled to designate a Beneficiary or Beneficiaries to receive the balance of the Account, if any, remaining upon the death of such spouse.

          Any amount paid to a child of the Participant will be treated as if it had been paid to the surviving spouse if the remainder of the interest becomes payable to the surviving spouse when the child reaches the age of majority.

      4.7 RESPONSIBILITY OF THE CUSTODIAN AND SPONSOR.

          The Custodian and Sponsor do not assume nor do they have any responsibility to make any distribution unless and until instructions relating thereto and in conformity with this Article IV have been received by the Sponsor from the Participant or Beneficiary. The Custodian and Sponsor do not assume nor do they have any responsibility or liability for the timing, purpose, or propriety of any distribution from a Participant's Account, which matters are and shall be the exclusive responsibility of the Participant or his or her Beneficiary.


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                                      ARTICLE V

                               CONCERNING THE CUSTODIAN


     5.1  POWERS AND DUTIES OF THE CUSTODIAN.

          In addition to, and not in limitation of, such powers as the Custodian has by law or under any other provisions of this Agreement, the Custodian shall, subject to the limitations set forth in Article III, have the following powers:

          (a)  to deal with all or any part of the assets of the Account;

          (b) to retain uninvested (without liability for (interest) such cash of the Account held hereunder where vestment of such cash is delayed for any reason;

          (c) to enforce by suit or otherwise, or to waive its rights on behalf of the Account held hereunder, and to defend claims asserted against it or the Account, provided that the Custodian is indemnified to its satisfaction against liability and expenses;

          (d) to compromise, adjust, and settle any and all claims against or in favor of it or the Account;

          (e) to retain any funds or property subject to any dispute without liability for the payment of interest and to decline to make payment or delivery of the funds or property until a court of competent jurisdiction make final adjudication;

          (f) to charge against and pay from the Account all taxes of any nature levied, assessed, or imposed upon the Account


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and to pay all reasonable expenses and attorney fees which may be necessarily incurred by the Custodian with respect thereto;
          (g) to file any tax or information return required of the Custodian, and to pay any tax, interest or penalty associated with any such tax return;

          (h) to make, execute, acknowledge, and deliver any and all instruments that it deems necessary or appropriate to carry out the powers herein granted; and

          (i) generally to exercise any of the powers of an owner with respect to all or any part of the Account.

     5.2  RESPONSIBILITY OF SPONSOR AND CUSTODIAN.

          To the extent permitted by law, neither the Custodian nor the Sponsor shall be liable for any action or nonaction taken pursuant to the instructions of a Participant (or if applicable, the Participant's Beneficiary) nor shall the Custodian or Sponsor be liable for any loss which may be incurred by the Account held hereunder except to the extent that such loss has been caused by its bad faith or misconduct. The Custodian and Sponsor serve solely to receive and invest contributions as directed by a Participant (or if applicable, the Participant's Beneficiary), and to keep records with respect to a Participant's Account, all in accordance with the provisions of this Agreement. To the extent permitted by law, the Custodian and Sponsor shall not be liable to anyone for any loss, or by reason of any breach which results from a Participant's (or, if applicable, his or her Beneficiary's) actions or inactions.


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     5.3  RESPONSIBILITY AS TO CONTRIBUTIONS OR DISTRIBUTIONS.
Neither the Custodian nor the Sponsor will under any circumstances be responsible for the timing, purpose or propriety of any contribution or of any distribution made hereunder. The Code imposes a tax upon a Participant if an Excess Contribution is made to a Participant's Account, or if any early distribution (referred to in Section 408(f) of the Code) is made from a Participant's Account prior to his or her attaining the age of 59 1/2 years (except in the case of death, disability, or other limited exceptions), or if distribution to a Participant is not made or commenced by the required beginning date for the Year in which the Participant attains age 70 1/2 or if distributions are made in a timely fashion but are insufficient in amount, or if distributions from all retirement accounts held by Participant exceed certain minimum amounts. The Custodian and Sponsor shall not incur any liability or responsibility for any such tax or penalty, which shall be the sole responsibility of the Participant.

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     5.4  FEES AND EXPENSES.

          The Participant shall be charged by the Custodian and Sponsor for their services under this Plan in accordance with the IRA fee schedule. The Custodian or Sponsor may substitute a different fee schedule at any time upon not less than 30 days written notice to the Participant. Further, the Custodian or Sponsor shall be entitled to reimbursement for all reasonable expenses and for any extraordinary services incurred in the administration of the Account, including but not limited to fees for legal services rendered to the Custodian or Sponsor. The Custodian or Sponsor shall pay all expenses (including any tax, interest or penalty on a tax) reasonably incurred by it in its administration of the Plan from the Account unless the Participant pays the expenses. The Custodian or Sponsor may establish a reasonable reserve from the assets of the Account with which to pay its compensation or expenses of administration. The Custodian or Sponsor may deduct its fees and expenses from the cash available in the Participant's Account. The Participant shall pay any debit balance of the obligation owing to the Custodian or Sponsor on demand. If cash is not available and in the event fees are not paid or expenses reimbursed within 45 days after written notice of the amount due is sent to the Participant, the Custodian or Sponsor may at its discretion liquidate plan investments and withdraw unpaid fees and expenses from the Account to make such payments.


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     5.5  ACTIONS IN THE ABSENCE OF SPECIFIC INSTRUCTIONS.

          If the Sponsor receives no response to communications sent to the Participant (or the Participant's Beneficiary) at the Participant's (or Beneficiary's) last known address as shown in the records of the Sponsor, or if the Sponsor determines, on the basis of evidence satisfactory to it, that the Participant is legally incompetent, the Sponsor may make such determinations with respect to distributions and other administrative matters arising under this Plan as it considers reasonable. Any determinations so made shall be binding on all persons having or claiming any interest under the Account, and neither the Sponsor nor the Custodian shall incur any obligation or liability for any such determination made in good faith or for any action taken in pursuance thereof.


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                                      ARTICLE VI

                                SPENDTHRIFT PROVISIONS


     Except as required by law, the interest of a Participant in the Account shall not be transferred or assigned by voluntary or involuntary act of the Participant, nor shall it be subject to alienation, assignment, garnishment, attachment, receivership, execution, or levy or any kind. Notwithstanding the foregoing, in the event of a property settlement between a Participant and his or her former spouse pursuant to which the transfer of a Participant's interest hereunder, or of a portion thereof, is incorporated in a divorce decree or in a written instrument incident to such divorce, the interest so decreed to be the property of such former spouse shall be reregistered in a separate Account then established hereunder for the benefit of such former spouse. In the event of such a transfer incident to a divorce, such former spouse shall be deemed to be a "Participant" under this Agreement.

                                     ARTICLE VII

            AMENDMENT AND TERMINATION; RESIGNATION OR REMOVAL OF CUSTODIAN


       7.1     AMENDMENT.

          The Participant authorizes the Sponsor to amend this Agreement in any respect at any time (including retroactively), effective on a stated date, so that it may conform with applicable provisions of the Code as in effect from time to time (including liberalizing provisions such as changes in dollar amounts allowable as deductions) or in order to obtain expeditiously an Internal Revenue Service determination, opinion, or ruling that such requirements are met, or to conform this Agreement with other applicable law.

          Any amendment to this Agreement other than one made for the purposes set forth in the preceding paragraph shall require the consent of the Participant, the Sponsor and the custodian; provided, however, that no such amendment shall deprive a Participant or Beneficiary of any amount to which he or she was entitled prior to such amendment (unless such amendment is necessary to conform this Agreement to, or to satisfy the conditions of, Section 408 of the Code or other applicable law), and provided further that no such amendment shall permit any asset held hereunder to be diverted to a purpose other than for the exclusive benefit of a Participant (or his or her Beneficiary) for whom it is then held. The Participant shall be deemed to consent to any such amendments if he or she fails to object thereto by written notice received by the Sponsor within fifteen (15) calendar days from the date of the Sponsor's mailing to the Participant an exact copy of such amendment(s).

       7.2     RESIGNATION OR REMOVAL OF CUSTODIAN.

          The Custodian may resign at any time upon thirty (30) days written notice to the Participant and Sponsor.

          Upon the resignation of the Custodian, the Custodian may, but shall not be required to, appoint a successor custodian, and upon any resignation of the Custodian, the Sponsor may appoint a successor custodian; provided that any successor custodian appointed by the Custodian or the Sponsor shall satisfy the requirements of Section 408(a)(2) of the Code; and provided further that the appointment of a successor custodian by the Sponsor shall take precedence over the appointment of a successor custodian by the Custodian. Upon any such appointment of a successor custodian, and upon such successor's acceptance of such designation, the Custodian shall transfer the assets of the Account together with copies of relevant books and records, to such successor custodian. The Custodian is authorized, however, to reserve such sum of money or property as it may deem advisable for payment of any liabilities constituting a charge on or against the assets of the Account held hereunder, or on or against the Custodian, with any balance of such reserve remaining after the payment of all such items to be paid over to the successor custodian. The successor custodian shall hold the assets paid over to it under terms similar to those of this

Agreement that qualify under Section 408 of the Code. The Custodian shall not be liable for the acts or omissions of any successor to it. If within thirty
(30) days after notice of the Custodian's resignation neither the Custodian nor the Sponsor has appointed a successor Custodian which has accepted such appointment, the Sponsor shall terminate the Plan in accordance with Section 7.3, and this Agreement shall thereupon terminate.

       7.3     TERMINATION.

          The Participant or Sponsor may at any time terminate the Plan by delivering to the Sponsor (in the case of a Participant termination) or to the Custodian (in the case of a Sponsor termination) a signed written notice of termination; provided, however, that if such termination occurs prior to the Participant's death, disability (as defined in Section 72(m) of the Code), or attainment of age 59 1/2, the Participant shall furnish the Sponsor with a written declaration of his or her intention as the disposition of the amount to be distributed in accordance with the requirements set forth in Section 4.1.

          Termination of this Plan shall be effected by a distribution of the assets held hereunder in a lump sum to or for the benefit of the Participant (or the Participant's Beneficiary) subject to the reserving of such funds as may be necessary to pay the fees and expenses referred to in Section 5.4. Termination of this Agreement shall occur automatically upon distribution of all assets held hereunder. Upon such termination, the Custodian and Sponsor shall be relieved from all further liability with respect to this Agreement.


                                     ARTICLE VIII

                                    MISCELLANEOUS


        8.1    NOTICES.

          All notices required to be given by the Sponsor or Custodian to the Participant shall be deemed to have been given when sent by mail to the address of the Participant in the records of the Sponsor. All notices required to be given by the Participant to the Sponsor or Custodian shall be deemed to have been given when received by the Sponsor or Custodian at its principal office. Whenever the Sponsor or Custodian is required or authorized to take any action under the Plan on the direction of a Participant (or Beneficiary), such action shall be taken on the direction of the duly appointed representative of the Participant (or Beneficiary) or his or her estate in the event of the Participant's (or Beneficiary's) incompetency or death.

        8.2    GOVERNING LAW.

          This Agreement shall be construed, administered and enforced according to the laws of the State of Rhode Island except as superseded by federal law or statute.

        8.3    PROHIBITED TRANSACTIONS.

          The Participant shall not engage in any transaction with respect to the Account which, pursuant to Sections 408(e)(2) and 4975 of the Code, might cause the Account to cease to qualify as an "individual retirement account."

        8.4    CONSTRUCTION OF TERMS.

          In this Agreement, the masculine gender shall include the feminine, the plural shall include the singular, and the singular the plural, unless the context otherwise requires.

        8.5    INFORMATION AND REPORTS.

          The Participant shall furnish to the Sponsor, and the Sponsor shall furnish to the Participant and appropriate governmental agencies, such information relevant to the Account as may be required under the Code and any regulations issued or forms adopted by the Treasury Department thereunder, or under other applicable laws.

        8.6    AGREEMENT EFFECTIVE; REPRODUCED COPIES.

          This Agreement shall not become effective until acceptance of the Adoption Agreement by or on behalf of the Sponsor at its principal office. This Agreement, including the Adoption Agreement and any designation of Beneficiary executed by the Participant, may be proved either by an original copy or by a reproduced copy thereof.

                                   GALAXY FUND IRA

                                 DISCLOSURE STATEMENT


     The following information is provided to you in accordance with the requirements of the Internal Revenue Code and should be reviewed in conjunction with both the Custodial Agreement and the Adoption Agreement for your Individual Retirement Account ("IRA").

     SPONSOR

     The Sponsor of your IRA is:

     Galaxy Fund
     440 Lincoln Street
     Worcester, MA  01605-1959
     Telephone:

     CUSTODIAN

     The Custodian of your IRA is:

     Retirement Accounts
     Fleet National Bank
     125 Dupont Drive
     Providence, RI  02907
     Telephone Number:  (401)278-6000

     RIGHT TO REVOKE ACCOUNT

     You may revoke this account any time within seven calendar days after it is established by mailing or delivering a written request for revocation to the Sponsor at the above address. Upon revocation, you will receive a full refund of your initial contribution. If you have any questions relative to this procedure, please telephone the Sponsor at the above listed telephone number.

     DESCRIPTION OF ACCOUNT

     Your IRA is a custodial account created for your exclusive benefit. Your interest in the Account is nonforfeitable.

     ELIGIBILITY AND DEDUCTIBLE CONTRIBUTIONS

     You may make annual cash contributions to your IRA for any tax year in an amount up to the lesser of:

     1. 100% of your compensation (earned income) that is includable in your gross income for such tax year; or

     2.   (a)  $2,000 if the contribution is made to your own Account; and

          (b) $2,250 if the contributions are made to your own Account and to the Account of your spouse who has no compensation during the tax year for which the deduction is claimed; provided, that in no event shall the contribution to either Account exceed $2,000. For purposes of this paragraph, a spouse with compensation may elect to be treated as having no compensation.

          Your employer may make contributions to your Account, but, except as noted below under a SEP, the total contributions from you and your employer may not exceed the preceding limitations. Rollover contributions are not subject to the preceding limitations.

          For years ending on or before December 31, 1986, employees and self-employed individuals were eligible to make tax deductible contributions to an IRA even if they are already covered under another tax qualified plan.

          For years beginning on and after January 1, 1987, if neither you, nor your spouse, is an active participant (see A. below), you may make a contribution of up to the lesser of $2,000 (or $2,250 in the case of a regular and spousal IRA) or 100% of compensation and take a deduction for the entire amount contributed. If you or your spouse is an active participant but have an adjusted gross income (AGI) below a certain level (see B. below), you may make a deductible contribution. If, however, you or your spouse is an active participant and your combined AGI is above the specified level, the amount of the deductible contribution you may make to an IRA is phased down and eventually eliminated.

     A.   ACTIVE PARTICIPANT

          You are an "active participant for a year if you are covered by a retirement plan. You are covered by a "retirement plan" for a year if your employer or union has a retirement plan under which money is added to your account or you are eligible to earn retirement credits. For example, if you are covered under a profit-sharing plan, certain government plans, a salary reduction arrangement (such as a tax sheltered annuity arrangement or a 401(k) plan), a simplified employee pension Plan (SEP) or a plan which promises you a retirement benefit which is based upon the number of years of service you have with the employer, you are likely to be an active participant. Your Form W-2 for the year, starting with the 1987 tax year, should indicate your participation status.

          You are an active participant for a year even if you are not yet vested in your retirement benefit. Also, if you make required contributions or voluntary employee contributions to a retirement plan, you are an active participant. In certain plans you may be an active participant even if you were only with the employer for part of the year.

          You are not considered an active participant if you are covered in a plan only because of your service as (1) an Armed Forces Reservist, for less than 90 days of active service, or (2) a volunteer firefighter covered for firefighting service by a government plan. Of course, if you are covered in any other plan, these exceptions do not apply.

          If you are married but file a separate tax return, your spouse's active participation does not affect your ability to make deductible contributions if you and your spouse did not live together at any time during the year.

     B.   ADJUSTED GROSS INCOME (AGI)

          If you are an active participant, you must look at your Adjusted Gross Income for the year (if you and your spouse file a joint tax return you use your combined AGI) to determine whether you can make a deductible IRA contribution. Your tax return will show you how to calculate your AGI for this purpose. If you are at or below a certain AGI level, called the "threshold level," you are treated as if you were not an active participant and can make a deductible contribution under the same rules as a person who is not an active participant.

          If you are single, your threshold AGI level is $25,000.

The threshold level if you are married and file a joint tax return is $40,000, and if you are married but file a separate tax return, the threshold level is $0.

          If your AGI is less than $10,000 above your threshold level, you will still be able to make a deductible contribution but it will be limited in amount. The amount by which your AGI exceeds your threshold level (AGI - threshold level) is called your Excess AGI. The Maximum Allowable Deduction is $2,000 (or $2,250 for a regular and spousal IRA). You can calculate your Deduction Limit as follows:

     $10,000 - Excess AGI
     --------------------     X    Maximum Allowable Deduction =
          $10,000                  Deduction Limit

          You must round up the result to the next highest $10 level (the next highest number which ends in zero). For example, if the result is $1,525, you must round it up to $1,530. If the final result is below $200 but above zero, your Deduction Limit is $200. Your Deduction Limit cannot, in any event, exceed 100% of your compensation.

     NONDEDUCTIBLE CONTRIBUTIONS TO IRAS

     Even if you are above the threshold level and thus may not make a deductible contribution of $2,000 ($2,250 for a regular and spousal IRA), you may still contribute up to the lesser of 100% of compensation or $2,000 to an IRA ($2,250 for a regular and spousal IRA). The amount of your contribution which is not deductible will be a nondeductible contribution to the IRA. You may also choose to make a nondeductible contribution even if you could have deducted part or all of the contribution. Interest or other earnings on your IRA contribution, whether from deductible or nondeductible contributions, will not be taxed until taken out of your IRA and distributed to you.

     If you make a nondeductible contribution to an IRA you must report the amount of the nondeductible contribution to the IRS on Form 8606 as a part of your tax return for the year.

     You may make a $2,000 contribution at any time during the year if your compensation for the year will be at least $2,000 without having to know how much will be deductible. When you fill out your tax return you may then figure out how much is deductible.

     You may withdraw an IRA contribution made for a year any time before April 15 of the following year. If you do so, you must also withdraw the earnings attributable to that portion and report the earnings as income for the year for which the contribution was made. If some portion of your contribution is not deductible, you may decide either to withdraw the nondeductible amount, or to leave it in the IRA and designate that portion as a nondeductible contribution on your tax return.

     DISTRIBUTIONS OF NONDEDUCTIBLE CONTRIBUTIONS

     The portion of IRA distributions consisting of nondeductible contributions will not be taxed when received by you. If you make any nondeductible IRA contributions, each distribution from your IRAs will consist of a nontaxable portion (return of nondeductible contributions) and a taxable portion (return of deductible contributions, if any, and account earnings).

     Thus, you may not take a distribution which is entirely tax-free. The following formula is used to determine the nontaxable portion of your distributions for a taxable year:

     Remaining
     Nondeductible       Total               Nontaxable
     contributions  X    Distributions  =    distributions
     -------------       (for the year)      (for the year)
     Year-end total
     IRA account balances

     To figure the year-end total IRA account balance you treat all of your IRAs as a single IRA. This includes all regular IRAs, as well as Simplified Employer Pension (SEP) IRAs and Rollover IRAs. You also add back the distributions taken during the year.

     TYPE OF CONTRIBUTIONS

     Contributions (other than Rollover Contributions described below) must be made in "cash" and not in "kind." Therefore, securities or other assets already owned cannot be contributed to an IRA but can be converted to cash and then contributed.

     SPOUSAL ACCOUNTS. If you are married, and you file a joint tax return, you may make cash contributions to a "spousal" IRA in addition to your own IRA if your spouse does not make a contribution to an IRA. The total amounts contributed to your own and to your spouse's IRA may not exceed 100% of your compensation or $2,250, whichever is less. In no event, however, may the annual contribution to either your account or your spouse's account exceed $2,000.

     TIME OF CONTRIBUTION. You may make deductible or nondeductible contributions to your IRA any time up to the due date (not including extensions) for filing your tax return for the year. You may continue to make contributions to your IRA up to (but not including) the calendar year in which you reach age 70 1/2.

     ROLLOVER CONTRIBUTIONS. Qualifying distributions from tax qualified plans (i.e. pension, profit sharing, Keogh, etc.) may be eligible for rollover into your IRA. However, strict limitations apply to such rollovers and you should seek competent tax advice regarding these restrictions.

     Distributions from your IRA representing all or any part of the assets in your IRA account are eligible for rollover treatment. You may rollover all or any part of the same property from this distribution of assets, within sixty
(60) days of receipt, into another IRA, individual retirement annuity, or into retirement bonds, and maintain the tax-deferred status of these assets. These rollovers between IRA's may be made once per year.

     SIMPLIFIED EMPLOYEE PENSION PLAN CONTRIBUTIONS. Your IRA may be used as part of a SEP established by your employer. Your employer may contribute to your IRA/SEP up to a maximum of 15% of your compensation or $30,000, whichever is less. You may contribute, in addition to the amount contributed by your employer to your IRA/SEP, an amount not in excess of the regular IRA limits referred to above. It is your and your employer's responsibility to see that contributions in excess of normal IRA limits are made under a valid SEP and are, therefore, proper.

     TAX DEDUCTIBILITY. You may take a tax deduction on your federal income tax return for the amount of cash contributions paid to your IRA or spousal IRA, not exceeding the alternate limits discussed above. If you and your spouse both work and contribute to IRA'S, you may deduct up to $4,000 when filing a joint return if permissible under the limits described above. Contributions by your employer to your IRA must be included in your gross income but you may take a deduction in the amount of such payment up to the allowable limitations. Contributions by your employer to a SEP are not included in your income, and therefore, you may not take a deduction for these contributions.

     No deduction is allowed with respect to a rollover contribution (the tax-free deposit of retirement funds from one retirement plan to another).

     EXCESS CONTRIBUTIONS. Contributions which exceed the allowable maximum are treated as excess contributions. A non-deductible penalty tax of 6% of the excess amount contributed will be added to your income tax for each year in which the excess contribution remains in your account. If you make a contribution in excess of your allowable maximum for any taxable year, you may correct the excess contribution and avoid the 6% penalty tax for that year by withdrawing the excess contribution, and its earnings on or before the date (not including extensions) for filing your tax return for that year.

     INVESTMENT OF ACCOUNT

     Your IRA will be invested in accordance with your instructions in such of the Galaxy Mutual Funds, selected by you, as are offered by the Sponsor under the IRA.

     DISTRIBUTIONS

     Penalty-free distributions from your IRA may begin no earlier than age 59 1/2 except in cases of disability or death, or unless the distribution is part of a series of substantially equal periodic payments (not less frequently than annually) made for your life expectancy or the joint life expectancies of you and your beneficiary. Distributions must begin no later than April 1 following the calendar year in which you reach age 70 1/2. Distributions from your account will be included in your gross income for federal income tax purposes for the year withdrawn. There is no tax or additional penalty tax imposed on the portion of a distribution that is a return of nondeductible contributions.

     METHODS OF DISTRIBUTION. Assets may be distributed from your Account according to one or both of the following methods selected by you:

     (a)  lump sum distribution

     (b)  distribution in installments over a period certain.

     PENALTY FOR PREMATURE DISTRIBUTIONS. Distributions from your IRA made before age 59 1/2 will be subject to a 10% nondeductible penalty tax (in addition to being taxable as income) except in cases of death or disability, or unless the distribution is an exempt withdrawal of an excess contribution, or part of a series of equal periodic payments (not less frequently than annually) made for your life expectancy or the joint life expectancy of you and your beneficiary, or the distribution is rolled over to another qualified IRA.

     PENALTY FOR INSUFFICIENT OR LATE DISTRIBUTION. In addition to the regular income tax that may be payable on distributions from your IRA, you will be assessed penalties on certain accumulations if funds in the Account are not distributed in accordance with IRS Regulations. If the amount distributed from the Account during the taxable year is less than the minimum required during such year, an excise tax will be imposed. The tax imposed is equal to 50% of the amount by which the minimum required distribution exceeds the amount actually distributed during the year.

     PAYMENTS REQUIRED AFTER AGE 70 1/2. After you reach age 70 1/2, minimum distributions are required from the Account each year. The distribution for the year in which you reach age 70 1/2 must be made no later than April 1 of the following year.

Distributions for subsequent years must be taken by December 31 of each year.

     Unless you elect to withdraw the entire balance by April 1 of the year after you reach age 70 1/2, you must elect to take the distributions in a manner which distributes the funds at least as rapidly as the minimum required distributions. The minimum required distribution for each year is determined by dividing your ending account balance for the previous year (adjusted by any outstanding rollovers) by your joint life expectancy with the appropriate beneficiary. If no beneficiary exists or a beneficiary other than a natural person is named (except certain trusts), your single life expectancy must be used for this calculation.

     For years after the first distribution year, you may elect to annually recalculate your and/or your spouse's life expectancies. If no election is made, it is presumed that recalculation is elected. If recalculation is elected, a new life expectancy factor is determined each year based upon the age of you and/or your spouse as of your birthdays during the year. If the person whose life is being recalculated dies, the life expectancy for that individual becomes zero. If recalculation is not chosen, the life expectancy is calculated by determining the life expectancy at the end of the first distribution year and subtracting one (1) for each year which has elapsed since. If no recalculation is elected, the death of the Account Owner or beneficiary is disregarded.

     For years beginning after 1988, the joint life expectancy of you and a beneficiary other than your spouse is limited by the minimum distribution incidental benefit (MDIB) tables. The tables give life expectancies for you and a beneficiary ten years younger. If this factor is less than your joint life expectancy with the applicable beneficiary, the factor from the MDIB table must be used to calculate the minimum distribution.

     DISTRIBUTION AFTER DEATH. If you die after the date when payments must have begun (after you reach age 70 1/2), the payments to your beneficiary or estate must continue so that the funds will be distributed at least as rapidly as they would have been distributed if death had not occurred. If you die before the required beginning date, your beneficiary has the following options:

     (a) The beneficiary may withdraw the entire account balance in any manner so that the Account is depleted by December 31 of the fifth year following the year of death.

     (b) The beneficiary may withdraw the funds in a series of payments over a period which does not exceed the beneficiary's life expectancy. These payments must begin by December 31 of the year following the year of death if the beneficiary is not your spouse, or December 31 of the year you would have been age 70 1/2 (if later), if the beneficiary is your spouse.

          The beneficiary must elect to take distributions under option (a) or
(b) by December 31 of the year following the year of death. If no election is made, the beneficiary is presumed to have elected option (b) if the beneficiary is your surviving spouse, and option
(a) if the beneficiaries include anyone other than your spouse.

          A spouse beneficiary may elect to roll a distribution over into his/her own account or to treat the Account as his/her own.

     EXCESS DISTRIBUTION PENALTY. Beginning in 1987, there is a tax on excess distributions from retirement plans. If you receive more than $112,500 (subject to annual cost-of-living adjustments) in a calendar year from all retirement plans, a 15% tax will be imposed on the amount in excess of $112,500 (special rules may apply to benefits accumulated prior to August 1, 1986). All calendar year distributions from IRAs, qualified retirement plans, tax sheltered annuities, and qualified annuity plans must be aggregated for purposes of determining the penalty tax. If you are a recipient of a lump-sum distribution eligible for 5- or 10-year averaging, you can multiply the $112,500 by 5, increasing the limit to $562,000.

     The 15% excess distribution tax will be reduced by any premature distribution tax (10%) assessed on the excess distribution.

     Certain distributions may be excluded from this tax, such as distributions that are rolled over into another retirement plan.

     FEES AND EXPENSES

     Fees and other expenses of maintaining your IRA are described in the materials accompanying your IRA Adoption Agreement and may be changed from time to time, as provided in the Custodial Agreement.

     PROVISIONS REGARDING THE CUSTODIAN

     Under the provisions of Section 408(a) of the Internal Revenue Code of 1986 as amended, certain approved organizations are permitted to establish Custodial Accounts for the exclusive benefit of an individual or beneficiaries provided the written agreement meets certain requirements. These requirements are that:

     (a) Except for rollover contributions, contributions to the Account must be in cash and will not be accepted for the taxable year in excess of:

          (1) $2,000 on behalf of an individual where a contribution would be allowed the Account owner under Internal Revenue Code provisions governing regular Individual Retirement Accounts, or

          (2) $2,250 if the contributions are made to the Account of the spouse who has compensation during the year and to the Account of the spouse who has no compensation or elects to be treated as having no compensation.

     (b) The Custodian is a bank, savings and loan association, credit union, or other entity that is permitted to accept contributions to these Accounts.

     (c)  No part of the funds will be invested in life insurance contracts.

     (d) The interest of an individual in the balance of the Account is nonforfeitable.
     (e) The assets of the Custodial Account will not be commingled with other property except in a common trust or investment fund.

     (f) No part of the funds can be invested in collectibles (as defined in IRC Section 408(m)) including any work of art, rug or antique, metal or gem, stamp or coin, alcoholic beverage, or any other tangible property specified by the IRS. Beginning January 1, 1987, the acquisition of U.S. government-issued gold and silver coins are permitted as investments in an IRA.

     Each year the Sponsor will furnish the Account owner a statement of account which will give the amount of the contribution to the Account, earnings accumulated, distributions from the Account, and the total value of the Account as of the end of the year. Information relating to contributions and withdrawals must be reported annually to the Internal Revenue Service by the Account owner or, in the case of a Spousal IRA, by the compensated spouse.

     PROHIBITED TRANSACTIONS

     If any of the following events occurs during the existence of your IRA, your Account will be disqualified and the entire balance in your Account will be treated as if distributed to you and will be taxable to you as ordinary income during the year in which such event occurs:

     (a) the sale, exchange, or leasing of any property between your Account and you;

     (b) the lending of money or other extensions of credit between your Account and you; and/or

     (c) the furnishing of goods, services, or facilities between you and your Account.

     If you were under age 59 1/2 at the time of such event, you would also be subject to the 10% penalty tax on early distributions.

     If you use (pledge) all or any part of your IRA as security for a loan, then the portion so pledged will be treated as if distributed to you and will be taxable to you as ordinary income and subject to the 10% penalty tax during the year in which you make such a pledge.

     OTHER TAX CONSIDERATIONS

     NO SPECIAL TAX TREATMENT. No distribution to you or anyone else from your Account can qualify for capital gain treatment under the federal income tax law. It is taxed to the person receiving the distribution as ordinary income. Similarly, you are not entitled to the special income averaging rule for lump sum distributions available to persons receiving distributions from certain other types of retirement plans. However, distributions to you, though taxable as ordinary income, may qualify for regular income averaging under the tax laws.

     GIFT TAX. If you elect during your lifetime to have all or any part of your Account payable to a Beneficiary at or after your death, the election will not subject you to any gift tax liability.

     ESTATE TAX. For deaths occurring after December 31, 1984, all funds held within an IRA will be included in your gross estate for estate tax purposes, regardless of the named beneficiary or manner of distribution. There is no specific estate tax exclusion for funds held within an IRA.

     REPORTING FOR TAX PURPOSES

     Deductible contributions to your IRA may be claimed as a deduction on your tax Form 1040 for the taxable year contributed. Non-deductible contributions must be reported on Form 8606 which is filed with Form 1040. Other reporting will be required by you in the event that special taxes or penalties described herein are due. You must also file Treasury Form 5239 with the IRS for each taxable year in which the contribution limits are exceeded, a premature distribution takes place, or less than the required minimum amount is distributed from your IRA.

     IRA APPROVAL

     The form of your Individual Retirement Account Plan has been submitted for approval to the Internal Revenue Service. The internal Revenue Service approval is a determination only as to the form and does not represent a determination of the merits of the Plan. You may obtain further information with respect to your IRA from any district office of the Internal Revenue Service.

                                     GALAXY FUND

                  IRA ADOPTION AGREEMENT AND NEW ACCOUNT APPLICATION


GALAXY FUND IRA FOR:

Name
     ---------------------------------------------------------------------------

Address             Home Phone No.
        ------------              ----------------------------------------------

City                          State          Zip Code       Date of Birth
     -------------------------     ----------        -------             -------

Social Security No.
                    ------------------------------------------------------------

Initial Contribution Amount
                            ----------------------------------------------------

--------------------------------------------------------------------------------

                    ESTABLISH THE IRA UNDER THE PLAN AS INDICATED:

          ____      CONTRIBUTORY OR SPOUSAL ACCOUNT FOR 19___
          ____      ROLLOVER ACCOUNT (COMPLETE ROLLOVER SECTION BELOW)
          ____      SIMPLIFIED EMPLOYEE PENSION ACCOUNT (INCLUDE A COPY
                    OF EMPLOYER'S SEP PLAN DOCUMENT)

--------------------------------------------------------------------------------

ROLLOVERS

1. Please establish my IRA Account a Rollover contribution in the amount of $__________.

2. I understand that if I make regular IRA contributions to an IRA which holds rollover funds received from a qualified retirement plan, by making such regular IRA contributions I waive any right to roll the rollover funds into a qualified retirement plan in the future. I hereby release the Galaxy Fund and Fleet National Bank from any loss, damage, or injury that I may sustain financially as a result of my election to waive any right of future rollover for funds contributed to this account.
--------------------------------------------------------------------------------

INVESTMENT DIRECTION

I hereby direct the initial investment of my IRA as follows:

     1.   Name of Galaxy Fund:                         Number of shares
                              -------------------------                 --------

     2.   Name of Galaxy Fund:                         Number of shares
                              -------------------------                 --------

     3.   Name of Galaxy Fund:                         Number of shares
                              -------------------------                 --------

--------------------------------------------------------------------------------

DESIGNATION OF BENEFICIARY

Such manner as shall be selected by my beneficiary, beneficiaries or personal representative.


1.
     -------------------------------------     ------------------------------
          Name of Beneficiary                    Relationship to Participant



--------------------------------------------------------------------------------
                              Address of Beneficiary


     -------------------------------------     ------------------------------
     Beneficiary's Social Security Number              Date of Birth



2.
     -------------------------------------     ------------------------------
          Name of Beneficiary                    Relationship to Participant



--------------------------------------------------------------------------------
                              Address of Beneficiary


     -------------------------------------     ------------------------------
     Beneficiary's Social Security Number              Date of Birth


/ /  The above named beneficiaries shall share equally in any payments.

/ / The beneficiary first named above shall receive all payment, but if he/she predeceases me, the second named beneficiary shall receive all payments.

          In event neither of the foregoing boxes is checked, the above named beneficiaries shall share equally in any payments.

          I hereby reserve the right to change or revoke this beneficiary designation without notice to any beneficiary, but any revocation or change of beneficiary shall not be effective until filed with the custodian in writing in a form acceptable to the Custodian.
--------------------------------------------------------------------------------
ACCEPTANCE

I hereby adopt the Galaxy Fund Individual Retirement Account Plan (the "Plan") which is made part of this agreement, establish the account described above, name the above designated beneficiary, and name Fleet National Bank as Custodian of this Account. I have read, understood and agreed to the terms set forth in
the Disclosure Statement.   I also certify under penalty of perjury that the
Social Security No. shown above is correct.
--------------------------------------------------------------------------------


------------------------------     --------------------
Participant Signature                        Date


ACCEPTED BY GALAXY FUND AND FLEET NATIONAL BANK


By:                           Date
   ----------------------          --------------------


                                         -2-